EXHIBIT 16.1

May 4, 2009

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re: AngioGenex, Inc.

File No. 000-26181

Ladies and Gentlemen:

We have read the statements made by AngioGenex, Inc., which were provided to us on April 28, 2009, which we understand will be filed with the Commission pursuant to Item 4.01 of  Form 8-K.  We agree with the statements under Item 4.01 concerning our firm. We have no basis to agree or disagree with other statements made.

Very truly yours,

/s/ Williams & Webster, P.S.

Williams & Webster, P.S.